Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 21, 2018 (the “Effective Date”) by and between Joseph B. Megibow, an individual resident of the State of California (“Executive”), and Purple Innovation, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company wishes to employ Executive in accordance with the terms of this Agreement;

WHEREAS, Executive wishes to accept employment with the Company according to the terms of this Agreement; and

WHEREAS, this Agreement shall replace and supersede in its entirety any prior employment agreements or understandings between Executive and the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. Executive’s employment with the Company shall commence on October 1, 2018 (the “Start Date”) and shall continue until terminated pursuant to the terms set forth in Section 4 below (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive will serve as Chief Executive Officer (“CEO”) of the Company and on the Board of Directors of the Company (the “Board”). During the term of Executive’s service as CEO, Executive will devote Executive’s full business time (minimum five days per week), skill, attention, and best efforts to the performance of Executive’s duties, subject to customary carve-outs for charitable activities and management of personal affairs that do not materially interfere with the performance of Executive’s duties to the Company. Executive will report to the Board and will have such duties and authority as determined from time to time by the Board of Directors. So long as Executive is not travelling on Company business, executive’s duties shall be principally performed in the State of Utah.

(b) So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation or that interfere with Executive’s employment with the Company; provided, however, that Executive may serve on the Board of Red Lion Hotels Corporation and (on a non-compensated basis) as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities are not in competition with the Company or do not interfere with Executive’s ability to carry out Executive’s duties under this Agreement.

(c) Executive shall comply with all lawful rules, policies, procedures, regulations and administrative directions now or hereafter reasonably established by the Board for employees of the Company.

3. Salary and Benefits.

(a) Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of $450,000.00, payable in regular installments in accordance with the Company’s usual payment practices subject to required withholdings and taxes (the “Base Salary”). Executive may receive increases in Executive’s Base Salary to the extent such an increase is approved in the sole discretion of the Board.

(b) Bonus.

(i) Annual Bonus. With respect to each calendar year during the Employment Period, Executive shall participate in the Company’s short-term incentive plan and shall be eligible to earn an annual incentive award (“Annual Bonus”) determined in accordance with the terms and subject to the provisions of that plan, provided, however, that such Annual Bonus shall (i) not be less than 70% of Base Salary at target performance and (ii) be subject to a multiplier of 50% if the Company achieves at least minimum performance expectations, 100% if the Company achieves target and 150% if the Company achieves maximum performance. The multiplier shall be interpolated on a linear basis for performance in between minimum, target and maximum performance levels. The Board shall, in its sole discretion, determine the financial and other goals to be used to measure Executive’s performance and shall establish the minimum, target and maximum performance requirements; provided, however, that 90% of Executive’s target Annual Bonus opportunity shall be tied to financial goals and 10% tied to non-financial goals. Any Annual Bonus will be paid by no later than two and one-half months following the fiscal year to which it relates or, if later, thirty (30) days following the completion of the audit for such year, provided Executive remains employed by the Company through the date of payment.

(ii) Illustration of Annual Bonus.

Base Salary:	$450,000
Target Bonus Pool:	$315,000
Financial Target Bonus Pool:	$283,500
Non-Financial Target Bonus Pool:	$31,500
If Company delivers at mid-point between target and maximum level of financial results, the multiplier on $283,500 will be 125%*:	$354,375
If Executive performs at 90% of non-financial targets, then the multiplier on $31,500 will be 90%*:	$28,350

*Performance will be interpolated on a linear basis for performance between minimum, target and maximum.

2

(iii) Equity Incentive. The Company hereby grants to Executive an option to purchase 538,020 shares of the Company’s Class A Common Stock, effective upon and with a grant date as of the Start Date.  Thereafter, so long as Executive remains in service as CEO as of the date of such grants, Executive will receive an automatic grant of an option to purchase 179,340 shares of the Company’s Class A Common Stock on each of the twelve (12), twenty-four (24) and thirty-six (36) month anniversaries of the Start Date.  (For purposes of clarity, Executive’s total option grants under the paragraph, including his initial grant on the Start Date, equals 1,076,040 shares.)  Each option granted under this paragraph shall carry a five (5) year term, and the option shares shall vest and become exercisable over a four (4) year period according to the following schedule:  one fourth (1/4) on first anniversary of the grant date and 1/48 each month thereafter.  Each option grant will include a “net” or “cashless” exercise feature.  The initial option grant is intended to qualify as an inducement grant under NASDAQ listing rules and will carry an exercise price equal to the greater of (i) the closing price of the Company’s Class A Common Stock on the Start Date or (ii) the trailing sixty (60) day volume weighted average price of the Company’s Class A Common Stock determined as of the Start Date.  Each subsequent automatic grant hereunder shall be issued under and subject to the terms of the Company’s 2017 Equity Incentive Plan (or any successor plan) and will carry an exercise price equal to the trailing thirty (30) day volume weighted average price of the Company’s Class A Common Stock, determined as of the applicable option grant date.  Except as provided above, the options to be granted to Executive hereunder shall be provided subject to and in conformity with the Company’s standard form of non-qualified stock option with customary terms and conditions, to be entered into by Executive and the Company.

(iv) Performance Share Unit Award. The Company hereby agrees to grant to Executive on December 31, 2018 (such date to be reasonably extended in the event the Company is in a black-out trading period) a performance share unit award (“PSU Award”) for up to 50,000 shares of the Company’s Class A Common Stock, effective upon and with a grant date as of Executive’s Start Date, provided that the actual amount of the PSU Award shall match the amount of shares of the Company’s Class A Common Stock held by Executive on the date of the grant (such shares purchased by the Executive being referred to herein as the “Executive Purchase Shares”).  The PSU Award shall vest on the earlier to occur of either a Change in Control or satisfaction of each of the following conditions:  (i) Executive remains in continuous service as CEO through September 30, 2021; (ii) Executive has purchased by December 31, 2018 (such date to be reasonably extended in the event the Company is in a black-out trading period) and continues to hold an amount of shares of the Company’s Class A Common Stock equal to the amount of the Executive Purchase Shares through September 30, 2021; and (iii) during the twelve-month period immediately prior to March 31, 2022 the closing price of the Company’s Class A Common Stock on the principal exchange on which it is listed is at or above $10.00 per share for 20 trading days over a 30 trading day period; provided, however, that if Executive is unable to satisfy the condition in (i) above because Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within the six-month period immediately prior to September 30, 2021, but the conditions in (ii) and (iii) above have been otherwise satisfied, the PSU Award shall become fully vested as of the termination of Executive’s employment.

3

(c) Benefits. During the Employment Period, Executive will be entitled to benefits including: (1) vacation and other benefits generally available to other senior executives of the Company from time to time; (2) payment by the Company for the cost of weekly airfare (coach, planned in advance) between San Francisco and Salt Lake City for twelve (12) months from the Start Date; (3) receipt of a $5,000.00 per month stipend for twelve (12) months from the Start Date, to be used for temporary housing (with any unused amount retained by the Executive); and (4) receipt of up to $75,000.00 in reimbursement allowance for the cost of reasonable relocation expenses, including travel related to searching for housing, costs of moving Executive’s family and property, and up to 50% of the property seller’s brokerage commission related to the disposition of the Executive’s principal residence. If the Executive fails to relocate within 24 months of the Start Date, the relocation reimbursement shall expire. The foregoing shall not be construed to require the Company to establish such benefit plans or to prevent the modification or termination of such benefit plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company and its affiliates have the right, in their sole discretion, to amend, modify or terminate any benefit plans without creating any rights for Executive.

4. Employment Terms.

(a) Employment At-Will. The Company may terminate Executive’s employment for any reason, with or without cause and with or without prior notice. In the event that the Company provides less than thirty (30) days’ prior written notice, other than in the case of a termination for Cause as outlined in 4(d) below, the Executive will be entitled to receive Executive’s Base Salary through the end of a 30-day period following the date on which written notice is provided to the Executive. Upon any termination of Executive’s employment, Executive will be deemed to have automatically resigned from all positions with the Company and all affiliated entities unless otherwise mutually agreed in writing. The Company may, at its sole discretion, relieve Executive of his duties during any notice period or direct Executive to continue to perform duties as directed by the Board. If Executive resigns from his employment, he shall provide the Company thirty (30) days’ notice.

4

(b) Termination without Cause or Resignation with Good Reason. If Executive’s employment hereunder is terminated without Cause by the Company or Executive resigns with Good Reason during the Employment Period, then Executive shall be entitled to receive the following: (i) any accrued and unpaid Base Salary through the termination date; (ii) any eligible unpaid expense reimbursements; (iii) all other accrued and vested payments, benefits or fringe benefits to which Executive is entitled in accordance with the terms and conditions of the applicable compensation or benefit plan, program or arrangement of the Company (collectively, items (i) through (iii) are referred to hereafter as the “Accrued Benefits”). In addition, if such termination occurs after the first three months (or equivalent period if the Fiscal Year changes) of any Fiscal Year, Executive will also be eligible to receive (iv) the lesser of (1) the Annual Bonus calculated for such Fiscal Year at the time of termination or (2) the Annual Bonus calculated at the end of such fiscal year in which the termination occurs. After March 31, 2019, Executive shall also be entitled to (v) an amount equal to up to nine (9) months of Executive’s annual Base Salary, payable in substantially equal installments in accordance with the Company’s regular payroll practices for a period of twelve (12) months following the termination, subject to the Company’s sole option to increase this severance amount up to twelve (12) months of Executive’s annual Base Salary, to be paid over eighteen (18) months, consistent with the restrictive covenant provisions in Section 5 herein (the “Continued Salary Payments”); and (vi) Company payment of the cost of health insurance continuation under COBRA for Executive and Executive’s eligible dependents for a period of six (6) months following the termination, which payment will be made directly to the insurer on behalf of Executive (items (iv), (v) and (vi) together, the “Severance Benefits”). The Severance Benefits shall cease to be paid if, in the Board’s reasonable determination, Executive secures full time executive-level employment or an executive board-level role for compensation, provided, however that Executive shall receive at least three (3) months of Severance Benefits. A general release of claims in form and substance reasonably required by the Company and not revoked during any period when such revocation is permitted under relevant law will be required for any Severance Benefits under this section, other than the Accrued Benefits. The Continued Salary Payments shall commence with the first payment being made on the first payroll date immediately following the 60th day following Executive’s separation date (the “Continued Salary Commencement Date”) and such first payment to include any installments that otherwise would have been paid during the period commencing on the separation date and ending with the Continued Salary Commencement Date.  Each such installment payment shall be treated as a separate payment for purposes of Code Section 409A (defined in Section 25 below). “Good Reason” shall mean any of the following: (i) a material change in job title; (ii) a change in reporting structure where the Executive no longer reports directly to the Board; (iii) a material reduction in job duties or scope; or (iv) a material reduction in base salary or bonus potential that is not commensurate with other senior Executives at the Company; provided, however, that in the case of items (ii), (iii) and (iv) of this definition, such change or reduction continues uncured for a period of fifteen (15) days after written notice from Executive to the Company specifying such change or reduction and Executive’s intention to terminate this Agreement for Good Reason.

(c) Change in Control. In the event the Company undergoes a Change in Control as defined herein and Executive’s employment is terminated without Cause within twelve (12) months following the effective date of the Change in Control (together the “Double Trigger Event”), Executive will be entitled to the same Severance Benefits as set forth in Section 4(b) above. In addition, any unvested equity awards shall be subject to immediate vesting upon the Double Trigger Event. A general release of claims in form and substance reasonably required by the Company and not revoked during any period when such revocation is permitted under relevant law will be required for any payments or vesting acceleration under this section, other than the Accrued Benefits. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the Company enters into an agreement of reorganization, merger or consolidation  pursuant to which the Company or a subsidiary of the Company is not the surviving corporation; or (iii) the sale of all or substantially all of the Company's assets. A Change in Control shall not be considered to have occurred so long as either (a) the Company remains publicly traded with an independent Board, including without limitation in the event that a controlling shareholder of the Company sells more than 50% or more of the Company’s Class A Common Stock, or (b) any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock.

5

(d) Termination for Cause or Otherwise. If Executive’s employment is terminated (i) by the Company with Cause, (ii) due to Executive’s death, disability or incapacity, or (iii) by Executive’s resignation during the Employment Period, then the Executive or Executive’s estate, as applicable, will be entitled to the Accrued Benefits (other than any Annual Bonus in the event of a termination for Cause).

(i) For purposes of the Agreement, “Cause” shall mean Executive’s (i) failure to perform reasonable duties assigned by Board or any committee established by the Board, or violation of this Agreement or any express direction or any lawful rule, handbook regulation or policy established by the Company, the Board or any committee established by the Board which is consistent with the scope of Executive’s duties under this Agreement, and such failure, refusal or violation continues uncured for a period of fifteen (15) days after written notice from the Company to Executive specifying the failure, refusal or violation and the Company’s intention to terminate this Agreement for Cause; (ii) conviction or plea of guilty/nolo contendere to a felony, or perpetration of a serious dishonest act against the Company or any affiliates; (iii) willful misconduct in connection with duties, including (a) conduct that is materially injurious to the financial condition or business reputation of the Company, which does or which is reasonable likely to bring the Company or its affiliates into public disgrace or embarrassment; (b) misappropriation of funds, (c) personal profit or attempted personal profit in connection with a Company transaction, (d) misrepresentation to the Board of the financial results, financial condition or other material business results of the Company, or (e) violation of law or regulations on Company premises; (iv) an act of moral turpitude, fraud dishonesty, theft, or unethical business conduct, any of which is materially injurious to the Company’s reputation; (v) aiding a competitor which adversely affects Company; (vi) misappropriation of a Company opportunity for personal benefit; (vii) material compromise of Company trade secrets or other confidential and proprietary information of the Company or its affiliates; or (viii) chronic alcoholism or drug abuse that materially affects performance.

(ii) For purposes of this Agreement, Executive’s permanent disability or incapacity shall be determined in accordance with the Company’s long-term disability insurance policy, if such a policy is then in effect, or, if no such policy is then in effect, then such permanent disability or incapacity shall be deemed to have occurred upon Executive’s inability to perform the essential functions of the position set forth in Section 2(a), after reasonable accommodation by the Company, for a period of at least 180 days, in the aggregate, during any period of 365 calendar days, unless further time is required as a reasonable accommodation under the Americans with Disabilities Act.

6

5. Restrictive Covenants. During the period commencing on the Effective Date and terminating on the twelve (12) month or the eighteen (18) month anniversary (as determined by the Company at the time of employment termination) of the Termination Date (the “Restricted Period”), Executive shall not directly or indirectly (whether for compensation or without compensation), as principal, agent, owner, partner, employee, consultant, shareholder, member, director, manager or officer, as the case may be, or otherwise howsoever (other than as the holder of an ownership interest of not more than 1% of the total outstanding stock of a publicly traded entity):

(a) Noncompetition Covenant.

(i) own, operate, be engaged in or connected with the operation of or have any financial interest in or advance, lend money to, guarantee the debts or obligations of or permit Executive’s name or part thereof to be used or employed in any operation, whether a proprietorship, partnership, joint venture, company or other entity, legal or otherwise, whatsoever, or otherwise carry on or engage in any activity or business similar to the Company’s business or be connected or involved in any manner whatsoever in any activity or business similar to the Company’s business in whole or in part; provided, however, that such restrictions shall not preclude Executive from owning up to 1% of the totally outstanding stock of a publicly traded entity. For purposes of the foregoing, the term “Business” means the business of designing, manufacturing, distributing and selling mattresses, bedding and cushioning products and such other products designed, manufactured, distributed or sold by the Company within the twelve-month period immediately preceding the Termination Date.

(b) Non-solicitation Covenant.

(i) solicit, or attempt to obtain business from, accept business from or contact any current or former (A) customer of the Company regarding activity or business similar to the Company’s activities or business in whole or in part or (B) material supplier of goods or services integral to the production of the Company’s products; or

(ii) induce or attempt to induce any Company employee to terminate employment with the Company, hire or participate in the hiring of any Company employee or independent contractor, or interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any Company employee or independent contractor. For purposes of this paragraph, a Company employee or independent contractor means any person employed or contracted by the Company during the Employment Period.

6. Confidentiality.

(a) Executive will not at any time (whether during or after Executive’s employment with the Company) (1) retain or use for the benefit, purposes or account of Executive or any other person; or (2) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board; provided, that Executive may disclose such information to Executive’s legal and/or financial advisor for the limited purpose of enforcing Executive’s rights under this Agreement so long as Executive requires that such legal and/or financial advisors not disclose such information and Executive shall be liable for any disclosure by such legal and/or financial advisors.

7

(b) Confidential Information shall not include any information that is: (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by applicable law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c) Executive acknowledges, agrees, and understands that (1) nothing in this Agreement prohibits Executive from reporting to any governmental authority or attorney information concerning suspected violations of law or regulation, provided that Executive does so consistent with 18 U.S.C. 1833, and (2) Executive may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided that Executive does so consistent with 18 U.S.C. 1833.

(d) Except as required by applicable law, Executive will not disclose to anyone, other than Executive’s spouse, legal or financial advisors, the contents of this Agreement until such time as the Company has filed this Agreement publicly on the Securities and Exchange Commission’s EDGAR website.

(e) Upon termination of Executive’s employment with the Company for any reason, Executive shall: (1) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (2) immediately return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information or are not related to the Company’s business; and (3) notify and fully cooperate with the Company regarding the delivery of any other Confidential Information of which Executive is or becomes aware.

7. Intellectual Property.

(a) Employee has set forth on Exhibit A attached hereto a complete list identifying all Prior Works (but excluding any third-party confidential information, and if such third-party confidential information is relevant and has been excluded Employee shall include a notation that “certain relevant third-party confidential information has been excluded”). For the purposes of this disclosure “Prior Works” shall mean any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) that Employee has created, conceived, invented, designed, developed, contributed to or improved either alone or with third parties, prior to Employee’s employment by the Company, that are relevant to or implicated by such employment.

8

(b) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(c) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version that has been communicated to Executive.

8. Return of Company Property. At the termination of the Employment Period and at any other time upon the request of the Company, Executive shall deliver to the Company any and all of the Company’s documents, plans, records, computer tapes, software, drawings, notes, memoranda, specifications, devices (including, without limitation, any cellular phone or computer), and formulas relating to the Company’s business, together with all copies thereof, which is in the possession of Executive.

9. Enforcement. If, at the time of enforcement of Section 5, Section 6 or Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. It is specifically understood and agreed that any breach of the provisions of Section 5, Section 6 or Section 7 are likely to result in irreparable injury to the Company and the parties hereto agree that money damages would be an inadequate remedy for any breach of Section 5, Section 6 or Section 7. Therefore, in the event of a breach or threatened breach of Section 5, Section 6 or Section 7, the Company or its successors or assigns shall, in addition to other rights and remedies existing in their favor, be entitled to specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, Section 5, Section 6 or Section 7.

9

10. Representations and Warranties.

(a) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, non-solicitation agreement, assignment of inventions or confidentiality agreement with any other person or entity that would materially impede with Executive’s ability to perform the Executive’s obligations under this Agreement; (iii) Executive is not subject to any noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of Executive to carry out fully all activities of Executive in furtherance of the business of the Company, (iv) Executive is not in violation of a confidentiality, non-solicitation or non-competition agreement or any other agreement relating to the relationship of Executive with any third party, because of the nature of the business conducted by the Company, and (v) upon execution and delivery of this Agreement, this Agreement shall be the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms.

(b) The Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound and (ii) upon execution and delivery, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

11. Arbitration. Any controversy, dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or validity hereof, or any other claim by Executive arising from the termination of Executive’s employment (any such controversy, dispute or claim being referred to as a “Dispute”) shall be finally determined by binding arbitration administered by a government sponsored arbitration service in accordance with its applicable rules. The arbitration shall be conducted before a panel of three neutral arbitrators appointed in accordance with the applicable rules of the service. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Company will advance all arbitration fees to the extent allowed under applicable law. The arbitrators conducting any such arbitration shall award the prevailing party his/its reasonable attorneys’ fees and expenses, including any advanced arbitration fees to the extent allowed under applicable law. Any arbitration shall be conducted in Salt Lake City, UT. Nothing in this Section 11 shall limit or prevent the Company from seeking to enforce its rights under Sections 5, 6, and 7 by injunction or other application to a court of competent jurisdiction.

10

12. Indemnification. Both during and after the Employment Period, the Company will indemnify Executive and hold Executive harmless as provided in Article VIII of the Company’s Amended and Restated Bylaws and to the maximum extent permitted by law against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, and expenses (including reasonable attorneys’ fees), losses, and damages resulting from Executive’s performance of duties on behalf of the Company.

13. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and permitted assigns. Neither party may assign any of its rights or assign or delegate any of its obligations hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall be permitted to assign this Agreement to any successor to all or substantially all of its assets that agrees in writing to assume all of the Company’s obligations hereunder.

14. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from such courier, (c) on the date sent by facsimile or e-mail transmission (with acknowledgement of complete transmission), or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices, demands or communications to any party hereto will, unless another address is specified in writing pursuant to this Section 14, be sent to the addresses indicated below.

If to Executive: Joseph B. Megibow 3559 Mt. Diablo Blvd. #124 Lafayette, CA 94549 Email: megibow+purple@gmail.com	If to the Company: Purple Innovation, Inc. 123 E. 200 N. Alpine, UT 84004 Chair of the Board, with copy to General Counsel Email: casey@purple.com

15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid under applicable law; but, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but except as otherwise set forth in this Agreement, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

17. Signatures; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile signature, portable document format (.pdf) signature or signature sent by electronic transmission will be considered an original signature.

11

18. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction).

19. Clawback. All remuneration provided under Section 3(b) (i), (ii) and (iv) of this Agreement shall be subject to forfeiture or other penalties pursuant to applicable law and any Company clawback policy. In addition, (A) all remuneration provided under Section 3(b)(iii) of this Agreement shall be subject to forfeiture or other penalties pursuant to applicable law, and (B) vested remuneration under Section 3(b)(iii), shall be subject to forfeiture or other penalties pursuant to any Company clawback policy, but only to the extent that Executive would have been terminated from his service as CEO for Cause (other than with respect to part (i) of the definition of “Cause” included herein) prior to reaching the applicable vesting period described in Section 3(b)(iii) had the Board known of the actions constituting such Cause at the time of Executive’s actions.

20. Survival. The provisions of Section 5, Section 6, Section 7, Section 8, Section 9, Section 11, Section 13, Section 14, Section 15, Section 16, Section 18, Section 19,this Section 20, Section 22, Section 23, Section 24, Section 26, Section 27, and Section 29 shall survive the termination of Executive’s employment and the termination of this Agreement for any reason.

21. Tax Withholdings. The Company shall deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or Executive’s ownership interest in the Company, if any (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

22. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

23. Headings; No Strict Construction. The headings of the paragraphs and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

24. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

12

25. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

26. Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything herein to the contrary, a termination of employment shall be deemed to have occurred at the time such termination constitutes a “separation from service” within the meaning of Code Section 409A for purposes of any provision of this Agreement providing for the payment of any amounts or benefits in connection with a termination of employment and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.” Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

27. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

28. Key Person Insurance. The Company and its affiliates shall have the right throughout the term of this Agreement to obtain or increase insurance on Executive’s life in such amount as the Board or such affiliate (as applicable) determines, in the name of the Company or such affiliates, as the case may be, and for its sole benefit or otherwise. Upon reasonable advance notice, Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information and sign documents and otherwise cooperate fully with each of the Company and its affiliates as the Company and its affiliates may request.

29. Read and Understood. Executive has read this Agreement carefully and understands each of its terms and conditions. Executive has sought independent legal counsel of Executive’s choice to the extent Executive deemed such advice necessary in connection with the review and execution of this Agreement.

13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Company:

Purple Innovation, Inc.

By:	/s/ Terry V. Pearce
Terry V. Pearce
Chairman of the Board

Executive:

/s/ Joseph B. Megibow
Joseph B. Megibow

14